Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF CHURCHILL DOWNS INCORPORATED

Pursuant to KRS 271B.10-020 and KRS 271B.10-060, the undersigned Corporation executes these articles of amendment to its articles of incorporation (the “Articles of Amendment”):

(A)       The name of the corporation is Churchill Downs Incorporated (the “Corporation”).

(B)       The following amendment to Article VII captioned “Capital Stock” of the Corporation’s Amended and Restated Articles of Incorporation was adopted by the Corporation’s Board of Directors (the “Board”) at a regular meeting held on October 30, 2018, in the manner prescribed by the Kentucky Business Corporation Act:

The first sentence, which provided:
“The corporation shall be authorized to issue 50,000,000 shares of common stock of no par value (the “Common Stock”), and 250,000 shares of preferred stock of no par value in such series and with such rights, preferences and limitations, including voting rights, as the Board of Directors may determine (the “Preferred Stock”).”
was amended to provide that the Corporation is authorized to issue 150,000,000 shares of common stock of no par value, as follows:
“The corporation shall be authorized to issue 150,000,000 shares of common stock of no par value (the “Common Stock”), and 250,000 shares of preferred stock of no par value in such series and with such rights, preferences and limitations, including voting rights, as the Board of Directors may determine (the “Preferred Stock”).”
(C)     The amendment will be implemented as follows: At the close of business on January 25, 2019, the effective date of the amendment (the “Effective Date”), each issued and unissued share of Common Stock shall be changed into three (3) shares of said Common Stock. Stock certificates evidencing issued or unissued shares of Common Stock on the Effective Date shall continue to evidence the same number of shares that such certificates evidenced prior to the Effective Date, and the additional shares shall be evidenced in book-entry form, without stock certificates unless a physical certificate is requested by a shareholder, on January 25, 2019 with respect to persons who are the holders of record of Common Stock on January 11, 2019.
(D)      The amendment was adopted by the Board without shareholder action pursuant to KRS 271B.10-020(5).  Shareholder action was not required.
(E)      The amendment shall be effective at the close of business on January 25, 2019.
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Exhibit 3.1

IN WITNESS WHEREOF, the undersigned duly authorized officer has executed these Articles of Amendment.

Dated: January 16, 2019                   CHURCHILL DOWNS INCORPORATED

By: __________________________________
Name: Bradley K. Blackwell
Title: Senior Vice President, General Counsel
and Secretary